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                                                                    Exhibit 10.5

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - -- - - - - - - x

In re                               :     Chapter 11

METALLURG, INC. and                       :

SHIELDALLOY METALLURGICAL

CORPORATION,                              :     Nos. 93 B 44468 (JLG)
                                                      93 B 44469 (JLG)

                                          :
                        Debtors.                (Jointly Administered)
                                          :

- - - - - - - - - - - - - - - - -  x

                 SETTLEMENT AGREEMENT OF ENVIRONMENTAL CLAIMS
                 AND ISSUES BY AND BETWEEN THE DEBTORS AND THE
             UNITED STATES OF AMERICA AND THE STATE OF NEW JERSEY

            WHEREAS Metallurg, Inc., ("Metallurg"), a New York corporation, and Shieldalloy Metallurgical Corporation ("Shieldalloy"), a New York corporation (collectively, the "Debtors"), filed with the United States Bankruptcy Court for the Southern District of New York (the "Court") voluntary petitions for relief under Title 11 of the United States Code (the "Bankruptcy Code") on September 2, 1993 (the "Petition Date") (collectively, the "Chapter 11 Cases").

            WHEREAS the State of New Jersey ("New Jersey"), on behalf of the New Jersey Department of Environmental Protection ("NJDEP"), filed Proofs of Claims numbered 91, 96,

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357 and 358, respectively (the "New Jersey Proofs of Claim"), in the Chapter 11
Cases on or about August 12, 1994, alleging, inter alia, liability of the Debtors to New Jersey under the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. ("Spill Act"), and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.

            WHEREAS New Jersey alleged in the New Jersey Proofs of Claim, inter alia, that the Debtors were jointly and severally liable for response costs incurred and to be incurred by New Jersey in the course of responding to releases and threatened releases of hazardous substances into the environment.

            WHEREAS the United States of America (the "United States"), on behalf of the United States Environmental Protection Agency ("EPA"), the United States Department of the Interior ("DOI"), and the United States Nuclear Regulatory Commission ("NRC"), filed proofs of claim in the Chapter 11 Cases on or about August 14, 1994 (the "Federal Proofs of Claim"), alleging, inter alia, liability of the Debtors to the United States under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq. ("RCRA") and the Atomic Energy Act of 1974, as amended, 42 U.S.C. ss. 2011 et seq. (the "Atomic Energy Act").


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            WHEREAS the United States alleged in the Federal Proofs of Claim, inter alia, that the Debtors were jointly and severally liable for response costs incurred and to be incurred by the United States in the course of responding to releases and threatened releases of hazardous substances into the environment from certain Sites.

            WHEREAS on or about February 18, 1994, the United States of America, through its Department of Treasury, Internal Revenue Service (the "IRS"), filed a Proof of Claim against Metallurg on account of due and owing, but unpaid, federal withholding, Federal Insurance Contribution Act ("FICA") and income tax liabilities, together with prepetition interest and penalties accruing thereon, in the total amount of $9,742,894.69 (the "IRS Prepetition Claim").

            WHEREAS Metallurg is entitled to an income tax refund from the United States for the 1989 tax year in the total amount of $723,714 (the "Tax Refund Amount").

            WHEREAS the Tax Refund Amount consist of two components: (1) $594,249 owed to Metallurg for the 1989 Tax Year, and (2) $129,465 owed to Frankel Metal Co., a non-debtor subsidiary of Metallurg, for the tax period ending July 31, 1989 which amount shall be paid to Metallurg.

            WHEREAS after a review of the IRS Prepetition Claim, the IRS has determined that Metallurg is indebted to the United States on account of prepetition federal tax liabilities in the total amount of $105,847.00 (the "Tax Amount Due").


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            WHEREAS unless the automatic stay imposed by Section 362(a)(7) of the Bankruptcy Code is modified to permit the Government to offset the Tax Refund Amount against the Tax Amount Due, the United States may not effectuate such a setoff.

            WHEREAS the United States and Metallurg have agreed that, subject to the Court's approval, the United States will offset the Tax Refund Amount against the Tax Amount Due.

            WHEREAS as a result of such setoff, the Debtors' prepetition federal tax liabilities shall be satisfied in full, and the principal amount of the Tax Refund Amount shall be reduced to $618,367 (the "Net Tax Refund Amount").

            WHEREAS Metallurg owns all of the outstanding stock of Shieldalloy.

            WHEREAS Shieldalloy owns and operates a metal alloy and specialty metals manufacturing facility located in Newfield, New Jersey (the "Newfield site").

            WHEREAS on October 5, 1988, Debtors and the NJDEP entered into an Administrative Consent Order which, as amended in August 1989 and September 1992, requires the cleanup and/or remediation of hazardous substances and pollutants known or subsequently discovered at the Newfield site.

            WHEREAS Shieldalloy owns and operates a metal alloy and specialty metals manufacturing facility in Cambridge, Ohio (the "Cambridge site").


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            WHEREAS in the absence of this Settlement Agreement, the Debtors would have objected to the New Jersey Proofs of Claim.

            WHEREAS the Debtors and New Jersey desire to resolve the New Jersey Proofs of Claim including certain alleged environmental liabilities of the Debtors and the amount of financial assurances to be posted by the Debtors in connection with the Newfield site.

            WHEREAS in the absence of this Settlement Agreement, the Debtors would have objected to the Federal Proofs of Claim.

            WHEREAS the Debtors and the United States desire to resolve the Federal Proofs of Claim, including certain alleged environmental liabilities of the Debtors and the amount of financial assurances to be posted by the Debtors in connection with the Newfield and Cambridge sites.

            WHEREAS in exchange for Shieldalloy's agreement to post certain financial assurance for the cleanup and remediation of the Newfield site, and the other terms set forth below in this Settlement Agreement, the United States will withdraw the Federal Proofs of Claim to the extent that they assert claims for environmental response costs and natural resource damages assessment to be incurred by the United States in the future at the Newfield site.

            WHEREAS in exchange for Shieldalloy's agreement to post certain financial assurance for the cleanup and remediation of the Cambridge site pursuant to the entry of a final


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Consent Order in the action entitled State of Ohio v. Shieldalloy Metallurgical
Co., Guernsey County Court of Common Pleas, Case No. 95-CV-242, and the other terms set forth in that final Consent Order and below in this Settlement Agreement, the United States will withdraw the Federal Proofs of Claim to the extent that they assert claims for environmental response and natural resource damages assessment costs to be incurred by the United States in the future at the Cambridge site.

            WHEREAS in consideration of, and in exchange for, the promises and covenants herein, and intending to be legally bound hereby, the Debtors and New Jersey through their authorized representatives hereby agree to the terms and provisions of this Settlement Agreement.

            WHEREAS in consideration of, and in exchange for, the promises and covenants herein, and intending to be legally bound hereby, the Debtors and the United States through their authorized representatives hereby agree to the terms and provisions of this Settlement Agreement.

            WHEREAS settlement of the matters governed by this Settlement Agreement is in the public interest and an appropriate means of resolving these matters.


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            NOW THEREFORE, without the admission of liability or any
adjudication on any issue of fact or law, and upon the consent and agreement of the parties to this Settlement Agreement by their attorneys and authorized officials, it is hereby agreed as follows:

                                  DEFINITIONS

            In this Settlement Agreement, the following terms shall have the following meanings:

            a. "Administrative Expense Claim" has the meaning as defined in the Second Amended Plan of Reorganization.

            b. "Allowed General Unsecured Claim" shall have the meaning as defined in the Second Amended Plan of Reorganization.

            c. "Allowed Claim" shall have the meaning as defined in the Second Amended Plan of Reorganization.

            d. "Atomic Energy Act" shall mean the Atomic Energy Act of 1974, 42 U.S.C. ss. 2011 et seq., as now in effect or hereinafter amended.

            e. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., as now in effect or hereinafter amended.


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            f. "Claims" has the meaning as defined in the Second Amended Plan of
Reorganization.

            g. "Disclosure Statement" shall mean the disclosure statement filed by the Debtors with the Bankruptcy Court on May 15, 1996, as may be amended from time to time.

            h. "DOI" shall mean the United States Department of the Interior and any legal successor thereto.

            i. "Effective Date" shall have the meaning as defined in the Third Amended Plan of Reorganization.

            j. "Environmental Projects" shall mean those projects to be performed pursuant to the NJ ACO; provided, however, that nothing in this Settlement Agreement shall affect any additional obligations of the Debtors under the NJ ACO.

            k. "EPA" shall mean the United States Environmental Protection Agency and any legal successor thereto.

            l. "Federal Proofs of Claim" shall mean all of the proofs of claim filed by the United States on behalf of the EPA, DOI and NRC in the Chapter 11 Cases.

            m. "Final Order" shall mean any order of the Court as to which the time to appeal, petition for certiorari, or move for reargument or a rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall


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then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived, in writing in form and substance satisfactory to the Debtors. Additionally, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Court shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

            n. "LOC Trust Account" shall mean that certain Mellon Bank, N.A. account no. 102-71K maintained by Shieldalloy for the benefit of the NJDEP pursuant to the Administrative Consent Order dated October 5, 1988 as amended in August 1989 and September 1992, which includes (1) the cash proceeds derived from the letter of credit no. 693 issued by National Westminster Bank PLC for the benefit of NJDEP, (2) the letter of credit in the amount of $8.0 million issued by Deutsche Bank for the benefit of NJDEP, or the cash proceeds (3) the letter of credit in the amount of $200,000 issued by Midlantic Bank for the benefit of the NJDEP or the cash proceeds, and (4) all accrued earnings in respect thereof.

            o. "NJ ACO" shall mean the Administrative Consent Order dated October 5, 1988, as amended in August 1989 and September 1992, entered into by the Debtors and the NJDEP.


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            p. "NPL" shall mean the National Priorities List, 40 C.F.R., Part
300, Appendix B.

            q. "New Jersey" shall mean the State of New Jersey and "NJDEP" shall mean the New Jersey Department of Environmental Protection.

            r. "Plan of Reorganization" or "Plan" shall mean any Plan of Reorganization that has been confirmed or becomes effective in the Chapter 11 Cases, as it may be amended from time to time.

            s . "Preconfirmation" refers to the period of time preceding confirmation of the Plan.

            t. "Postconfirmation" refers to the period of time on or after confirmation of the Plan.

            u. "Prepetition" refers to the time period prior to September 2, 1993.

            v. "Postpetition refers to the time period from and after September 2, 1993.

            w. "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., as now in effect or hereinafter amended.

            x. "Refund Amount" shall mean the excess, if any, when the Revised Predetermined Cost is subtracted from the Posted Financial Assurance Fund.


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            y. "Second Amended Plan of Reorganization" refers to the certain joint plan of reorganization dated May 24, 1996 as filed by the Debtors with the Bankruptcy Court for the Southern District of New York, as may be amended from time to time.

            z. "Settlement Agreement" shall mean this Settlement Agreement.

            aa. "Sites" shall mean the Cambridge and Newfield facilities described above.

            bb. "United States" shall mean the United States of America.

            cc. Environmental terms not otherwise defined shall have the same meaning provided by the governing environmental law at issue.

            dd. Bankruptcy terms not otherwise defined shall have the same meaning provided by the Bankruptcy Code or in the Second Amended Plan of Reorganization, as may be further amended.

                                 JURISDICTION

            1. The Court has jurisdiction over the subject matter hereof pursuant to 28 U.S.C. ss.ss. 157, 1331, and 1334, and 42 U.S.C. ss.ss. 9607 and 9613(b), and 33 U.S.C. ss. 1319.

                   PARTIES BOUND; SUCCESSION AND ASSIGNMENT

            2. This Settlement Agreement applies to, is binding upon, and shall inure to the benefit of New Jersey, the United States, the Debtors and, to the extent provided herein, the Debtors' legal successors and assigns, and any trustee, examiner or receiver appointed in the


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Chapter 11 Cases. Nothing contained in this Settlement Agreement, including without limitation this paragraph 2, shall be used as evidence that any entity other than the Debtors is a "successor" or "assign" of any of the Debtors.

                  INTERNAL REVENUE SERVICE PREPETITION CLAIM

            3. Subject to the approval of this Court, Metallurg and the United States agree that the automatic stay imposed by Section 362(a)(7) of the Bankruptcy Code shall be modified for the limited purpose and to the limited extent of permitting the United States to offset the Tax Refund Amount against the Tax Amount Due (the "Setoff").

            4. As a result of the Setoff, Metallurg's prepetition federal tax liabilities shall be satisfied in full.

            5. Within a reasonable time after the entry of this Settlement Agreement, the United States shall refund the Net Tax Refund Amount plus accrued interest, if any, to Metallurg (the "Total Net Tax Refund").

            6.  The United States hereby withdraws the IRS Prepetition Claim.

                              ALLOWANCE OF CLAIMS

            7. With respect to the treatment of the Federal Proofs of Claim and the New Jersey Proofs of Claim, under the Debtors' Plan of Reorganization the Debtors and the United States and New Jersey agree as follows:

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A.    Allowance of Federal Claims

                  a. The United States shall have an Allowed General Unsecured Claim against Shieldalloy in the amount of $178,192.92 for prepetition response costs incurred by EPA at the Newfield site;

                  b. The United States shall have an Allowed General Unsecured Claim against Shieldalloy in the amount of $41,562.35 for prepetition response costs incurred by EPA at the Cambridge site;

                  c. The United States shall have an Allowed Administrative Claim against Shieldalloy relating to the Newfield site (i) in the amount of $191,177.23 for EPA's postpetition response costs, and (ii) in the amount of $4,967.00, for DOI's postpetition natural resource damages assessment costs;

                  d. The United States shall have an Allowed Administrative Claim against Shieldalloy relating to the Cambridge site (i) in an amount of $108,046.73 for EPA's postpetition response costs, and (ii) in the amount of $4,714.67 for DOI's postpetition natural resource damages assessment costs;

                  e. The NRC shall have an Allowed General Unsecured Claim against Shieldalloy in the amount of $41,613.63 for prepetition licensing fees owed by Shieldalloy in connection with the Newfield and Cambridge sites.


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                  f. The NRC's postpetition licensing fees owed by Shieldalloy in connection with the Newfield and Cambridge sites shall be paid in the ordinary course of business.

                  g. Within six months after substantial consummation of the Plan of Reorganization, or such other time as the parties may agree, Shieldalloy shall commence the enhancement, restoration and creation of certain wetlands in and around the Newfield site as set forth in the attached July 24, 1996 workplan (Exhibit 1). Shieldalloy shall obtain approval from DOI for the enhancement project to be performed. Completion of the enhancement, restoration and creation of such wetlands shall be in full and complete satisfaction of DOI's prepetition claim for natural resource damages at the Newfield site. New Jersey and DOI agree to utilize their best efforts to coordinate their approvals of the implementation and completion of enhancement project to be performed under this paragraph. Such enhancement shall not be considered complete absent DOI's certification that the enhancement is complete.

                  h. Within six months after the earlier of the Effective Date or the entry of a Consent Order for Permanent Injunction to be filed in Ohio State Court, Shieldalloy shall purchase and commence enhancement of certain acreage adjacent to or near the Cambridge site in accordance with the final Consent Order in the action entitled State of Ohio v. Shieldalloy Metallurgical Co., Guernsey County Court of Common Pleas, Case No. 95-CV-242.


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Shieldalloy shall obtain approval from DOI for the property purchased and the enhancement project to be performed thereon. Completion of the enhancement of such acreage shall be in full and complete satisfaction of DOI's prepetition claim for natural resource damages at the Cambridge site. Such enhancement shall not be considered complete absent DOI's certification that the enhancement is complete.

B.    Allowance of New Jersey Claims

                  i. New Jersey shall have an Allowed General Unsecured Claim against Shieldalloy in the amount of $638,508.20 for prepetition response costs incurred by NJDEP;

                  j. New Jersey shall have an Allowed General Unsecured Claim against Shieldalloy in the amount of $1,196,982.84 for prepetition New Spill Fund Authorization;

                  k. New Jersey shall have an Allowed Administrative Claim against Shieldalloy in an amount of not less than $262,912.12, but not more than $270,242.69, subject to Shieldalloy's receipt and approval of NJDEP Office of Natural Resources cost documentation for the period from September 9, 1993 to April 12, 1996, for NJDEP's postpetition response costs at the Newfield site;

                  l. Within six months after substantial consummation of the Plan of Reorganization or such other time as the parties may agree, Shieldalloy shall commence the enhancement, restoration and creation of certain wetlands in and around the Newfield site as set


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forth in the attached July 24, 1996 workplan (Exhibit 1). That wetlands project shall not be considered complete until the NJDEP Office of Natural Resource Damage has certified the completion of the project. In compensation for the claim for natural resource damages for interim lost use of groundwater, New Jersey shall have an allowed general unsecured claim against Shieldalloy in the amount of $1,311,000 Shieldalloy estimates that the total recovery on account of this claim under Class 4F of the Plan will result in a cash distribution to New Jersey on the Effective Date in the amount of $275,000. The completion of these actions shall constitute full satisfaction of New Jersey's pre-petition claims for damages to wetlands, and for interim lost use of groundwater.

                         ALLOWED CLAIMS FOR PENALTIES

A.    Allowance of Federal Penalty Claims

            8. The United States shall have an Allowed General Unsecured Claim against Shieldalloy in the amount of $497,000 (the "Civil Penalty Claim") in full resolution and satisfaction of the civil penalty amounts claimed by the United States in United States of America v. Shieldalloy Corporation, Civil Action 86-4016, District of New Jersey. The Civil Penalty Claim shall be entitled to the treatment under the Plan described below in paragraph 10 of this Settlement Agreement.

B. Allowance of New Jersey Penalty Claims


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            9. New Jersey on behalf of NJDEP shall have an Allowed General
Unsecured Claim against Shieldalloy in the amount of $100,000 in full resolution and satisfaction of penalty amounts claimed by New Jersey under the Solid Waste Management Act, N.J.S.A. 13:E-1 et seq., and the Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq. ("WPCA"), and in the amount of $38,000 in full resolution and satisfaction of penalty amounts claimed under the WPCA. The Penalty Claim shall be entitled to the treatment under the Plan described below in paragraph 10 of this Settlement Agreement.

                          TREATMENT OF ALLOWED CLAIMS

            10. All Allowed General Unsecured Claims under or pursuant to the terms of this Settlement Agreement shall be classified as "Shieldalloy Environmental Claims" under the Plan, and in the event the Plan is confirmed by the Bankruptcy Court and the Plan is consummated, the holders of Claims in that Class shall on the Effective Date, or as soon thereafter practicable, receive a cash payment on a pro rata basis equal to the sum of:

                  i) 50% of the total value of New Common Stock (as stated in the Disclosure Statement) that would have been distributed under the Plan to the holder of such Allowed General Unsecured Claim had it been, as of the Effective Date, the holder of an Allowed Claim in "Class 4C-SMC Unsecured Claims" as defined in the Second Amended Plan of Reorganization; and


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                  ii) 66 2/3% of the principal amount of New Secured Notes that would have been distributed to the holder of such claim on a pro rata basis had it been, as of the Effective Date, the holder of an Allowed Claim in "Class 4C-SMC Unsecured Claims" as defined in the Second Amended Plan of
Reorganization; and

                  iii) the pro rata amount of cash that would have been distributed to the holder of such Allowed General Unsecured Claim had it been, as of the Effective Date, the holder of an Allowed Claim in "Class 4C-SMC Unsecured Claims" as defined in the Second Amended Plan of Reorganization.

            In consideration of the cash payout on account of the Allowed General Unsecured Claims as described above in this paragraph, the United States hereby waives any right to receive any Common Stock, any New Secured Notes, or any payment on account of accrued interest in respect of the New Secured Notes, or any other payments made to holders of Allowed Claims under the Plan whether paid upon consummation of the Plan or anytime thereafter. Further, except as provided for in this Agreement, the United States waives any right to receive any distribution under the Plan on account of the Federal Proofs of Claim filed against Metallurg.

            In consideration of the cash payout on account of the Allowed General Unsecured Claims as described above in this paragraph, New Jersey hereby waives any right to receive any


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Common Stock, any New Secured Notes, or any payment on account of accrued interest in respect of the New Secured Notes, or any other payments made to holders of Allowed Claims whether paid upon consummation of the Plan or anytime thereafter. Further, except as provided for in this Agreement, New Jersey waives any right to receive any distribution under the Plan on account of the New Jersey Proofs of Claim filed against Metallurg.

            11. In no event shall the general unsecured claims allowed or to be allowed pursuant to this Settlement Agreement be subordinated to any other allowed general unsecured claims pursuant to any provision of the Bankruptcy Code or other applicable law that authorizes or provides for subordination of allowed claims, including without limitation, Sections 105, 510 and 726(a)(4) of the Bankruptcy Code.

            12. The New Jersey Proofs of Claim shall hereby be deemed amended to include all matters addressed in this Settlement Agreement but not already included in the respective Proofs of Claim.

            13. The Federal Proofs of Claim shall hereby be deemed amended to include all matters addressed in this Settlement Agreement but not already included in the respective Proofs of Claim.

                 REQUIRED FINANCIAL ASSURANCE WITH RESPECT TO
                 PERFORMANCE OF THE WORK AT THE NEWFIELD SITE

            14. For purposes of determining financial assurance only, Shieldalloy and


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New Jersey and the United States have identified the Environmental Projects to be performed at the Newfield site. Shieldalloy and the United States have agreed that for purposes of determining financial assurance only, the dollar amounts assigned to each of the Environmental Projects (the "Predetermined Costs") are as follows:

            The Environmental                          Dollar Estimate
                 Projects                               (in millions)
            -----------------                          ---------------

            Phase II Lagoon Closure
                  Remediation of Chromium
                   Hydroxide Sludge
                   (including removal, filter
                   press, shipment and disposal)            $3.3

                  Removal of Liners, Sampling of
                   Soils, Any Treatment or Removal
                   of Contaminated Soil and Final
                   Grading and Seeding of Area               2.3
            Soil Remediation
                  Capital Costs                              1.8
                  Operation and Maintenance Costs             .5
            Sediment Remediation
                  Sediment Capital Costs                     1.2
                  Operation and Maintenance Costs             .4
            Groundwater Remediation                          9.4
            Future Oversight Costs                            .7
            NRC Slag Pile Remediation                        5.0
            Wetlands Restoration                              .514
            Building Decontamination                          .3
            Stormwater Control                                .2


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            15. The total cost, for financial assurance purposes only, of completing the Environmental Projects (the "Total Predetermined Cost") is $25,614,000.

            16. Shieldalloy agrees to provide, create or make available the following fund as financial assurance for the benefit of the United States and New Jersey with respect to the Environmental Projects required to be performed at the Newfield site:

                  A. At or prior to the Effective Date, Shieldalloy shall establish a cash reserve, letter of credit, or a combination thereof, in the amount of $4.25 million dollars for the benefit of the United States and New Jersey.

                  B. Within five business days of Metallurg's receipt of the Total Net Tax Refund Amount as provided in paragraph 5 above or the Effective Date of the Plan, whichever is later, Shieldalloy shall (i) deposit cash into a trust account for the benefit of the United States and New Jersey in an amount equal to the Total Net Tax Refund Amount, or (ii) purchase a letter of credit for the benefit of the United States and New Jersey in an amount equal to the Total Net Tax Refund Amount. The Total Net Tax Refund Amount shall be above and beyond the $4.25 million that Shieldalloy shall provide pursuant to paragraph 16A above.

                  C. The existing letter of credit previously posted for the benefit of the NRC in connection with the Newfield site in the amount of $750,000 shall be drawn


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down by the NRC and the proceeds shall be deposited into a separate trust account for the benefit of NRC; provided, however, that at Shieldalloy's option it may obtain a new letter of credit for the benefit of the NRC in the amount of $750,000 in return for the proceeds of the prior letter of credit (the "NRC Financial Assurance Fund").

                  D. The financial assurance posted by Shieldalloy pursuant to paragraphs 16A-16C above, including any accrued earnings thereon, shall constitute the "Joint Financial Assurance Fund."

            17. Shieldalloy previously established three letters of credit for the benefit of the State of New Jersey to secure the cleanup of the Newfield site:

            1. Letter of Credit No. 693 issued by National Westminster Bank PLC (which has been drawn down upon and the proceeds reside in Mellon Bank Trust Account No. 102-71K);

            2.    Letter of Credit No. 839-51177 issued by Deutsche Bank; and

            3. Letter of Credit No. 701175 issued by Midlantic Bank in the amount of $200,000.

            Neither these letters of credit nor the proceeds derived from these letters of credit or the accrued earnings thereof are assets of the Debtors' estates. These letters of credit and the proceeds and accrued earnings derived from the letters of credit shall not be


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subject to the continuing jurisdiction of the Court pursuant to this Settlement
Agreement but are referred to herein only to describe the parties' agreement with respect to the Joint Financial Assurance Fund. Nothing in this paragraph shall affect the dispute resolution procedures set forth in paragraphs 28-36, including the Bankruptcy Court's jurisdiction, pursuant to paragraph 34, to adjudicate any dispute between EPA and the Debtors as to whether a refund is to be made from the LOC Trust Account. These letters of credit and the proceeds and accrued earnings derived therefrom are referred to herein as the LOC Trust Account.

            18. At any time after the Effective Date, Shieldalloy may request written confirmation from the United States and New Jersey that any of the Environmental Projects identified in paragraph 14 of this Settlement Agreement has been completed, and demand the appropriate Refund Amount in accordance with paragraph 19 below. Such request by Shieldalloy shall be accompanied by documentation supporting its claim that the Environmental Project has been completed. Within sixty (60) days of Shieldalloy's request and demand, EPA and New Jersey and DOI (as to wetlands remediation only) shall each either (i) confirm, in writing, completion of the project and approve the Refund Amount, or
(ii) otherwise notify Shieldalloy in writing of their respective positions with respect to the completion of such project and the Refund Amount. If the position of the United States or


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New Jersey, in their discretion, is that such project has not been completed, then that party shall specify in its response the reasons why it believes the project has not been completed and set forth the remaining Work to be done. EPA and New Jersey and DOI (as to wetlands remediation only) agree to employ their best efforts to coordinate their respective reviews of Shieldalloy's request and demand and expedite their respective responses. If the position of the United States is that an Environmental Project has not been completed, then the dispute resolution procedures set forth in paragraphs 28-36 below shall apply.

            19. In the event that the United States and New Jersey both confirm in writing that an Environmental Project described in paragraph 14 above has been completed, the Predetermined Cost for that project (together with the Predetermined Costs for all other completed projects) shall be deducted from the Total Predetermined Cost so as to arrive at a revised Total Predetermined Cost (the "Revised Predetermined Cost") for the remaining Environmental Projects. If the Revised Predetermined Cost is less than the sum of the Joint Financial Assurance Fund and the LOC Trust Account (the sum of the Joint Financial Assurance Fund and the LOC Trust Account shall hereinafter be referred to as the "Posted Financial Assurance Fund"), then the United States and New Jersey shall cause the excess amount, the "Refund Amount," to be refunded to Shieldalloy in a timely manner such that the Posted Financial Assurance Fund equals the Revised Predetermined Cost. To the extent such refund requires that letters of credit constituting part of the Posted Financial Assurance Fund be reduced, the United States and New Jersey hereby agree to the replacement or reduction of the posted letters of credit in accordance with paragraphs 20-22 with letters of credit in a form and from an institution reasonably acceptable to New Jersey and the United States and in compliance with applicable regulations.

            Thus, for example, if the Total Predetermined Cost is $25.614 million, the Posted Financial Assurance Fund is $22.614 million, and the United States and New Jersey certify that Shieldalloy completed the Phase II Lagoon Closure project (which has been assigned a dollar value of $5.6 million for financial assurance purposes only), then the Total Predetermined Cost would be reduced by $5.6 million to arrive at a Revised Predetermined Cost of $20.014 million ($25,614,000 - $5,600,000 = $20,014,000). Because the Posted Financial
Assurance Fund would then exceed the Revised Predetermined Cost by $2.6 million ($22,614,000 - $20,014,000 = $2,600,000), the United States and New Jersey would be required to either (i) allow $2.6 million to be refunded to Shieldalloy in a timely manner, or (ii) allow the letters of credit which constitute part of the Posted Financial Assurance Fund, other than the letter of credit listed in paragraph 16C, to be reduced or replaced in a total amount of $2.6 million such that the Posted Financial Assurance Fund equaled the Revised Predetermined Cost.

            20. Except as provided in paragraph 21 below, refunds of the Refund Amount pursuant to paragraph 19 above upon the completion of any of the Environmental Projects shall be made first from the proceeds of the LOC Trust Account. In the event that the LOC Trust Account does not have sufficient funds to refund the Refund Amount, the United States and New Jersey shall cause the remainder of the refund to be made from the Joint Financial Assurance Fund first from those items set forth in paragraph 16A and 16B (as elected by Shieldalloy) and then, subject to paragraph 22 below, from the NRC Financial Assurance Fund listed in paragraph 16C.

            21. Refunds of the refund amount pursuant to paragraph 19 above upon the completion of the NRC Slag Piles Remediation Project shall be made first from the Joint Financial Assurance Fund in the order that the accounts are listed in paragraph 16, provided, however, that no refund shall be made out of the NRC Financial Assurance Fund posted pursuant to paragraph 16C unless the NRC, New Jersey, and the United States certify in writing that the NRC Slag Piles Environmental Project has been completed. In the event that the Joint Financial Assurance Fund does not have sufficient funds to refund the Refund Amount upon completion of the NRC Slag Piles Remediation Project, New Jersey shall cause the remainder of the refund to be made from the LOC Trust Account; provided all the

Environmental Projects listed in paragraph 14 above are completed, or, if they have not been completed, New Jersey in its discretion agrees to the refund from the LOC Trust Account.

            22. Notwithstanding any provision in this Settlement Agreement, absent the express written consent of the NRC, the NRC Financial Assurance Fund posted for the benefit of the NRC in connection with paragraph 16C above may only be reduced or replaced in the event that (i) the NRC, New Jersey, and the United States certify in writing that the NRC Slag Piles Environmental Project has been completed, and (ii) the other conditions set forth in paragraphs 19 and 20 above have been satisfied.

            23. To the extent that New Jersey incurs oversight costs recoverable under New Jersey or federal law, or EPA incurs oversight costs not inconsistent with the National Contingency Plan in respect of any Environmental Project, the Debtors shall reimburse the EPA and New Jersey for such costs. To the extent that DOI incurs oversight, assessment, or restoration planning costs, the Debtors shall reimburse DOI for such costs. On each occasion that the Debtors reimburse (i) New Jersey or EPA for oversight costs incurred in respect of any Work, or (ii) DOI for oversight, assessment, or restoration planning costs, the dollar value assigned to future oversight costs for financial assurance purposes only in paragraph 14 shall be reduced dollar for dollar for the amounts reimbursed (up to a total collective maximum of $700,000) so as to arrive at a Revised Predetermined Cost. In the event that the Revised Predetermined Cost is less than the Posted Financial Assurance Fund, then the United States and New Jersey shall cause the excess amount (the "Refund Amount") to be refunded in accordance with paragraphs 19 through 21 above.

            24. At any time Shieldalloy may replace any cash deposits in the LOC Trust Account with a letter of credit in the equivalent dollar amount for the benefit of New Jersey. At any time Shieldalloy may replace any cash deposits in any of the accounts comprising the Joint Financial Assurance Fund -- with the exception of the letter of credit described in paragraph 16C -- with a letter of credit in the equivalent dollar amount for the benefit of New Jersey and the United States. Any letter of credit provided pursuant to this paragraph for the benefit of New Jersey or the United States shall be in a form and from an institution reasonably acceptable to New Jersey and/or the United States, and shall comply with applicable regulations. Debtors shall not be permitted to draw down on, replace, reduce, or withdraw monies from the Posted Financial Assurance Fund except as specifically authorized in this Settlement Agreement.

            25. Shieldalloy shall forego its right of reimbursement for what was known as the Phase I Lagoon Closure, which has already been completed.

            26. In the event that a decommissioning plan relating to the Newfield site is approved by the NRC and the NRC requires Shieldalloy to provide additional or separate financial assurance for the NRC Slag Piles Remediation Project which is identified in paragraph 14 of this Settlement Agreement, then for purposes of calculating the Refund Amount as described in paragraph 19 above, the Posted Financial Assurance Fund will be increased by the additional financial assurance actually purchased or acquired by Shieldalloy pursuant to any decommissioning plan up to a maximum of an additional $4.25 million. In addition, the U.S and New Jersey agree that any additional financial assurance required by the NRC may, at Shieldalloy's option, reduce the Joint Financial Assurance Fund required pursuant to Section 16A and 16B (up to an aggregate of $4.25 million), and the U.S. and New Jersey agree to release or refund an amount equal to such financial assurance provided for the benefit of the NRC, to the extent funds are available, at the time such additional financial assurance is provided to the NRC.

            27. Nothing in this Settlement Agreement is intended to preclude any decision by the NJDEP or EPA or DOI (as to wetlands remediation only) to reduce or change the form of financial assurance for the Newfield site under applicable New Jersey or federal financial assurance regulations or guidelines, subject to the agreement of NJDEP and EPA.

          27A. Notwithstanding the foregoing, if, on a semiannual basis, the Total Predetermined Cost is less than the Posted Financial Assurance Fund by reason of the accrual of earnings on such fund or otherwise, a Refund shall be made to Shieldalloy as set forth in paragraphs 20, 21, and 22 of this Agreement. Earnings on the Joint Financial Assurance Fund and the LOC Trust Account that are refundable shall begin to accrue as of the date of substantial consummation of the Plan. Until that date, accrued earnings shall remain a part of the Joint Financial Assurance Fund and the LOC Trust Account.

                              DISPUTE RESOLUTION

            28. Unless otherwise expressly provided for in this Settlement Agreement, the dispute resolution procedures provided in paragraphs 28-36 herein shall be the exclusive mechanism to resolve disputes arising between the Debtors and the EPA under or with respect to this Settlement Agreement. However, the procedures set forth in paragraphs 28-36 shall not apply to actions by EPA to enforce obligations of the Debtors that have not been disputed in accordance with paragraphs 28-36.

            29. Any dispute which arises between the Debtors and the EPA under or with respect to this Settlement Agreement shall in the first instance be the subject of informal negotiations between the parties to the dispute. The period for informal negotiations shall not exceed twenty (20) days from the time the dispute arises, unless it is modified by written agreement of the parties to the dispute. The dispute shall be considered to have arisen when one party sends the other party a written Notice of Dispute.

            30. In the event that the parties cannot resolve a dispute by informal negotiations under paragraph 29, then the position advanced by the EPA shall be considered binding unless, within fifteen (15) days after the conclusion of the informal negotiation period, the Debtors invoke the formal dispute resolution procedures by serving EPA with a written Statement of Position on the matter in dispute, including, but not limited to, any factual data, analysis or opinion supporting that position and any supporting documentation relied upon by the Debtors.

            31. Within fifteen (15) days after receipt of the Debtors Statement of Position, EPA will serve on the Debtors its Statement of Position, including, but not limited to, any factual data, analysis, or opinion supporting EPA's position and all supporting documentation relied upon by EPA. Within ten (10) days after receipt of EPA's Statement of Position, the Debtors may submit a Reply.

            32. EPA shall maintain an administrative record of the dispute which shall contain all Statements of Position, any Reply, and the supporting documentation submitted by both parties. Where appropriate, EPA may allow submission of supplemental Statements of Position by the parties to the dispute.

            33. The Director of the Emergency and Remedial Response Division, EPA Region 2, will issue a final administrative decision (the "Final Decision") resolving the dispute based on the administrative record described in paragraph 32. The Final Decision shall be binding upon the Debtors, subject only to the Debtors' right to seek judicial review pursuant to paragraph 34 below.

            34. The Final Decision shall be reviewable by the United States Bankruptcy Court for the Southern District of New York, provided, however, that the Debtors must file a motion requesting judicial review of the decision with the Bankruptcy Court and serve it on all parties within fifteen (15) days of receipt of the Final Decision. The motion shall include a description of the matter in dispute, the efforts made by the parties to resolve it, the relief requested, and the schedule, if any, within which the dispute must be resolved to ensure orderly implementation of this Settlement Agreement. In proceedings on any dispute governed by this paragraph, the Debtors shall have the burden of demonstrating that the Final Decision is arbitrary, capricious or otherwise not in accordance with law. Judicial review of the Final Decision shall be based on the administrative record.

            35. This Settlement Agreement shall not add to or subtract from the right of the Debtors to dispute the validity of the provisions of the RODs issued in connection with the Sites.

            36. The invocation of the formal dispute resolution procedures under paragraphs 28-34 of this Settlement Agreement shall not extend, postpone or affect in any way any obligation of the Debtors under this Settlement Agreement that is not directly in dispute, unless EPA or the Bankruptcy Court provides otherwise.

            36A. Any dispute between Debtors and New Jersey concerning issues regarding the LOC Trust Fund, whether any Environmental Project is complete, and whether a refund is to be made from the Joint Financial Assurance Fund or the LOC Trust Fund, shall be resolved as provided in the NJ ACO. The dispute resolution procedures set forth in paragraphs 28-34 of this Settlement Agreement and any resolution of a dispute thereunder shall not be binding on New Jersey. Nothing in this paragraph shall affect the dispute resolution procedures set forth in paragraphs 28-36, including the Bankruptcy Court's jurisdiction, pursuant to paragraph 34, to adjudicate any dispute between EPA and the Debtors as to whether a refund is to be made from the LOC Trust Account.

                     PROVISIONS IN THE EVENT OF A DEFAULT

            37. The Joint Financial Assurance Fund shall be subject to draw down and/or withdrawal by New Jersey or the United States to be used for the purpose of remediating and restoring the Newfield site in the event that New Jersey or the United States certifies in writing that Shieldalloy has failed to perform its obligations under the NJ ACO, an NRC-approved decommissioning plan for the Newfield site, and/or any other judicial or administrative order then in effect with respect to the remediation or restoration of the

Newfield site, provided, however, that the proceeds of the account listed in Paragraph 16C above shall not be subject to draw down or withdrawal without the express written consent of the NRC.

                    COVENANT NOT TO SUE AND RESERVATION OF
                         RIGHTS; BANKRUPTCY DISCHARGE

            38. Except for those claims specifically settled pursuant to paragraphs 7, 8 and 9 of this Settlement Agreement, Shieldalloy's environmental liabilities at the Newfield site, including its liability to the United States and New Jersey, shall be excepted from discharge and shall pass through Shieldalloy's Chapter 11 case unaffected. The Plan of Confirmation or the Order confirming the Plan shall contain a provision identical to this paragraph 38. The parties agree that the post-confirmation date response costs claims of the United States and New Jersey against Shieldalloy are not being settled under this Settlement Agreement.

            39. Except for those claims specifically settled pursuant to this Settlement Agreement, Shieldalloy's environmental liabilities at the Cambridge site, to the United States, shall be excepted from discharge and shall pass through Shieldalloy's Chapter 11 case unaffected. The Plan of Reorganization or the Order confirming the Plan shall contain a provision identical to this paragraph 39.

            40. It is agreed and understood that the Predetermined Costs as identified in paragraph 14 of this Settlement Agreement in no way constitute a cap or limitation on Shieldalloy's continuing obligations to comply with state and federal environmental laws or with the NJ ACO.

            41. Except as specifically provided in paragraphs 7(g) and 7(l) of this Settlement Agreement, the United States and New Jersey reserves all rights they may have against the Debtors under existing law or the law as it may be amended, to compel the Debtors to cleanup and/or remediate any hazardous substances and pollutants known or subsequently discovered at the Newfield site, and/or recover the United States' or New Jersey's response costs, oversight costs and natural resource damages, if any, associated therewith; provided, however, that nothing contained in this Settlement Agreement shall broaden or limit the discharge granted to Metallurg pursuant to section 1141(d) of the Bankruptcy Code.

            42. Except as specifically provided in paragraph 7(h) of this Settlement Agreement, the United States reserves all rights they may have against the Debtors under existing law or the law as it may be amended, to compel the Debtors to cleanup and/or remediate any hazardous substances known or subsequently discovered at the Cambridge site, and/or recover the United States' response costs, oversight costs, or natural resource damages assessment costs, if any, associated therewith; provided, however, that nothing contained in this Settlement Agreement shall broaden or limit the discharge granted to Metallurg pursuant to section 1141(d) of the Bankruptcy Code.

            43. Except as otherwise provided for herein, the terms of this Settlement Agreement do not constitute a release of Shieldalloy or any prior or subsequent owner or operator of the Newfield or Cambridge sites from any other liability under any state or federal environmental law, decree, or order, for the assessment, cleanup, remediation, correction, restoration or other response to any condition at the Newfield or Cambridge sites that exists now, will exist in the future, or was created before Shieldalloy took ownership of the Newfield or Cambridge sites. Nothing in this Settlement Agreement shall release Shieldalloy or a subsequent owner or operator of the Newfield or Cambridge sites from complying with applicable state and federal environmental laws.

            44. Shieldalloy agrees that all response or natural resource damages assessment costs claims incurred or to be incurred postconfirmation by the United States in connection with the Newfield and Cambridge sites shall be entitled to administrative priority in a subsequent Chapter 7 or 11 bankruptcy case of Shieldalloy.

            45. Shieldalloy agrees that all response costs claims incurred or to be incurred postconfirmation by New Jersey in connection with the Newfield site shall be entitled to administrative priority in a subsequent Chapter 7 or 11 bankruptcy case of Shieldalloy.

            46. The Joint Financial Assurance Fund shall be held in trust for the benefit of the United States and New Jersey, and the LOC Trust Account shall be held in trust for the benefit of the NJDEP and both accounts shall be excepted from the Debtors' bankruptcy estate or in any subsequent bankruptcy case, except to the extent the Debtors are entitled to any refunds therefrom pursuant to paragraphs 18 and 19 above. In the event of a subsequent bankruptcy, any dispute as to whether a refund is due is to be determined between EPA and the Debtors pursuant to the dispute resolution provisions herein, and between New Jersey and the Debtors pursuant to the NJ ACO. In the event the Debtors file a subsequent bankruptcy case, the Joint Financial Assurance Fund shall be subject to draw down and/or withdrawal by New Jersey or the United States and the LOC Trust Account shall be subject to draw down and/or withdrawal by New Jersey to be used for the purpose of remediating and restoring the Newfield site, provided, however, that the proceeds of the account listed in Paragraph 16C above shall not be subject to draw down or withdrawal without the express written consent of the NRC. It is agreed and understood that the Joint Financial Assurance Fund and the LOC Trust Account are held in trust exclusively for the purpose of remediation and restoration of the Newfield site.

            47. In the event that this Settlement Agreement is approved by the Bankruptcy Court and the Plan of Reorganization is confirmed and consummated, the United States and New Jersey will not object to Metallurg being granted a discharge pursuant to section 1141(d) of the Bankruptcy Code. Nothing in this Settlement Agreement shall broaden or limit the scope of that discharge.

            48. Nothing in this Settlement Agreement shall constitute a limitation on Shieldalloy's obligation to comply with the complete terms of the NJ ACO or any other existing or future state or federal administrative or court order or decree relating to the Newfield site.

            49. The Debtors' and the United States' entry into this Settlement Agreement is conditioned on the entry of a final Consent Order in the action entitled State of Ohio v. Shieldalloy Metallurgical Co., Guernsey County Court of Common Pleas, Case No. 95-CV-242.

            50. Nothing in this Settlement Agreement shall be construed to affect the NRC's regulatory authority over the Newfield site or the Cambridge site, including, but not limited to, the NRC's authority relating to the decommissioning of the Sites, and the NRC's authority to require Shieldalloy to post separate financial assurance, above and beyond the amounts set forth in this Settlement Agreement.

            51. Debtors agree not to assert any claims or causes of action against the New Jersey Spill Compensation Fund, or against the United States, or its contractors or employees, with respect to Prepetition and Postpetition Claims, including but not limited to:

            i) any direct or indirect claim for reimbursement from the EPA Hazardous Substance Superfund established by 26 U.S.C. ss. 9507, based on sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C. ss.ss.
9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law; and

            ii) any claims arising out of the response or natural resource damages assessment actions at the Sites for which the United States' Prepetition and Postpetition claims were incurred.

            52. Nothing in this Settlement Agreement shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. ss. 9611, or 40 C.F.R. 300.700(d).

            53. In any subsequent administrative or judicial proceeding initiated by New Jersey, the United States or any agency of the United States, for injunctive relief, recovery of response or natural resource damages assessment costs, or other appropriate relief relating to the Sites, Debtors shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim splitting, or other defenses based upon any contention that the claims raised in the subsequent proceeding were or should have been brought in the instant case; provided, however, that nothing in this paragraph: (i) affects the settlement of the Prepetition and Postpetition Claims specifically settled pursuant to paragraph 7 of this Settlement Agreement; and (ii) affects Metallurg's right to raise the discharge granted to it pursuant to section 1141(d) of the Bankruptcy Code as a defense in any subsequent proceeding before an agency or court of competent jurisdiction.

                   PAYMENTS MADE PURSUANT TO THIS AGREEMENT

            54. Payments to be made under this Settlement Agreement on account of EPA's and DOI's response and natural resource damages assessment cost claims pursuant to paragraph 7 and the Civil Penalty Claim pursuant to paragraph 8 shall be made by check made payable to the "United States of America" and sent to:

            Chief, Environmental Protection Unit
            United States Attorney's Office
            Southern District of New York
            100 Church Street, 19th floor
            New York, New York 10007

            At the time of any payment of EPA's response cost claims relating to the Newfield site pursuant to paragraph 7, Shieldalloy shall send notice that such payment has been made to:

            U.S. EPA Region II
            Emergency and Remedial Response Division
            New Jersey Remediation Branch
            Southern New Jersey Remediation Section
                  Attn:  Shieldalloy Superfund Site Remedial Project
                         Manager

            U.S. EPA Region II
            Office of Regional Counsel
            New Jersey Superfund Branch
            New Jersey Superfund Section

                  Attn: Shieldalloy Superfund Site Attorney At the time of any payment of EPA's response cost claims relating to the Cambridge site pursuant to paragraph 7, Shieldalloy shall send notice that such payment has been made to:

            U.S. EPA Region V
            77 West Jackson Boulevard
            Chicago, Illinois  60604-3507
            Attn:  Shieldalloy Superfund Site Attorney

            At the time of any payment of DOI's claims pursuant to paragraph 7, Shieldalloy shall send notice that such payment has been made to:

            Ms. Teresa Tancre
            Fish and Wildlife Service
            Division of Finance
            4401 N. Fairfax Drive, Suite 380
            Arlington, VA  22203

            55. Payments of the NRC's licensing fees claims pursuant to paragraph 7 shall be made by check payable to the "Nuclear Regulatory Commission" and sent to :

            Ms. Diane B. Dandois
            U.S. Nuclear Regulatory Commission
            Office of the Controller
            2 White Flint North
            11545 Rockville Pike
            Rockville, MD 20852

            56. Payments to be made under this Settlement Agreement on account of EPA's oversight costs pursuant to paragraph 23, shall be made by check made payable to "EPA Hazardous Substance Superfund." Each check shall reference the name and address of the party making payment, the Site name, the docket number for this action, and the United States Attorney's Office Case Number and shall be sent to:

            EPA - Region II
            Attn:  Superfund Accounting
            P.O. Box 360188M
            Pittsburgh, PA

            At the time of such payment, Shieldalloy shall send notice that such payment has been made to:

            U.S. EPA Region II
            Emergency and Remedial Response Division
            New Jersey Remediation Branch
            Southern New Jersey Remediation Section
                  Attn:  Shieldalloy Superfund Site Remedial Project
                         Manager

            U.S. EPA Region II
            Office of Regional Counsel
            New Jersey Superfund Branch
            New Jersey Superfund Section
                  Attn: Shieldalloy Superfund Site Attorney

            57. Payments to be made under this Settlement Agreement on account of DOI's oversight, assessment, or restoration planning costs pursuant to paragraph 23, shall be made by check made payable to "Department of the Interior." Each check shall reference the name and address of the party making payment, the Site name and location, fund account number 14X5198, the docket number for this action, and shall be sent to:

            Fish and Wildlife Service
            Division of Finance
            4401 North Fairfax Drive
            Room 380
            Arlington, VA 22203

            58. Payments to be made under this Settlement Agreement on account of New Jersey's

                  a.    Prepetition response cost claims pursuant to paragraph
                        7i,


                  b. Prepetition Spill Fund Authorization claim pursuant to paragraph 7j,

                  c. Administrative claim pursuant to paragraph 7k for costs postpetition in the amount of $245,825.88, and

                  d.    Penalty assessments pursuant to paragraph 9,

shall be made by separate checks each made payable to the "Treasurer, State of New Jersey" and sent to:

                        NJDEP, Bureau of Revenue
                        CN 417
                        Trenton, NY 08625-0417

            Payments to be made under this Settlement Agreement on account of New Jersey's

            a. Administrative claim pursuant to paragraph 7k, in the amount of not less than $17,086.24 but not more than $24,416.81 as set forth in paragraph 7k, and

            b. Natural resource damage claim for ground water pursuant to paragraph 7l,

shall be made by separate check payable to the "Treasurer, State of New Jersey" and sent to:

                        Martin McHugh, Chief
                        NJDEP, Office of Natural Resource Damages
                        CN 404
                        Trenton, NJ 08625-0417

                             RETENTION OF RECORDS

            59. Until 10 years after the effective date of this Settlement Agreement, Debtors shall preserve and retain all records and documents now in their possession, custody or control, or which come into their possession, custody or control, that relate in any manner to response actions taken at the Sites or to the liability of any person for response actions conducted and to be conducted at the Sites, regardless of any corporate retention policy to the contrary. This shall not supersede the document retention requirements in the NJ ACO, and such requirements shall remain in effect.

            60. After the conclusion of the document retention period in the preceding paragraph, Debtors shall notify the United States and the State of New Jersey at least 90 days prior to the destruction of any such records or documents, and, upon request by the United States or the State of New Jersey, Debtors shall deliver any such records or documents to the United States or the State of New Jersey. Debtors may assert that certain documents, records, or other information are privileged under the attorney-client privilege or any other privilege recognized by federal or state law. If Debtors assert such a privilege, they shall provide the United States and New Jersey with the following: 1) the title of the document, record, or information; 2) the date of the document, record, or information; 3) the name and title of the author of the document, record, or information; 4) the name and title of each addressee and recipient; 5) a description of the subject matter of the document, record or information; and 6) the privilege asserted. If a claim of privilege applies only to a portion of a document, the document shall be provided to the United States and the State of New Jersey in redacted form to mask only the privileged information. Debtors shall retain all records and documents that they claim to be privileged until the United States and the State of New Jersey have had a reasonable opportunity to dispute the privilege claim.

            61. By signing this Settlement Agreement, Shieldalloy and Metallurg each certifies individually that, to the best of its knowledge and belief, it has fully complied in all material respects with any and all requests from the United States and New Jersey for information regarding the Sites.

                            NOTICES AND SUBMISSIONS

            62. Whenever, under the terms of this Settlement Agreement, written notice is required to be given, or a report or other document is required to be sent by one party to another, it shall be directed to the individuals at the addresses specified below via U.S. certified mail, return receipt requested, unless those individuals or their successors give notice of a change of address to the other parties in writing. All notices and submissions shall be considered effective upon receipt, unless otherwise provided. Except as otherwise provided in this Settlement Agreement, written notice as specified herein shall constitute complete satisfaction of any written notice requirement in the Settlement Agreement with respect to the United States, EPA, DOI, New Jersey, NJDEP, and the Debtors, respectively.

                  a.    As to the State of New Jersey:

                        Donna Gaffigan, Case Manager
                        NJDEP, Bureau of Federal Case Management
                        CN 028
                        Trenton, NJ 08625-0028

                        Martin McHugh, Chief
                        NJDEP, Office of Natural Resource Damages
                        CN 404
                        Trenton, NJ 08625-0417

                        Kenneth W. Elwell, Deputy Attorney General
                        25 Market Street
                        Justice Complex
                        CN 093
                        Trenton, NJ 08625-0093

                  b.    As to the United States of America:
                        The United States EPA
                        Office of Regional Counsel
                        290 Broadway
                        New York, New York 10007
                        Attn:  Shieldalloy Site Attorney

                        The United States EPA
                        Office of Regional Counsel
                        Emergency and Remedial Response
                          Division
                        290 Broadway
                        New York, New York 10007
                        Attn:  Remedial Project Manager

                        United States Department of the Interior
                        Division of Conservation and Wildlife
                        1849 "C" Street, NW
                        Washington, D.C.  20240
                        Attn:  Shieldalloy Attorney

                        United States Attorney's Office
                        Southern District of New York
                        100 Church Street

                        New York, New York  10007
                        Attn:  Chief, Environmental Protection Unit

                  c.    As to the Debtors:

                        Shieldalloy Metallurgical Corporation
                        P.O. Box 768
                        12 West Boulevard
                        Newfield, NJ 08344
                        Attn:  Environmental Manager

                        Weil, Gotshal & Manges LLP
                        1615 L Street, N.W. Suite 700
                        Washington, DC 20036
                        Attn:  David Berz, Esq.

                  LODGING AND OPPORTUNITY FOR PUBLIC COMMENT

            63. The United States agrees that notice of this Settlement Agreement shall be expeditiously published in the Federal Register in accordance with CERCLA section 122(i), 42 U.S.C. ss. 922(i), and that public comments, if any, will be taken and considered during the required 45 day notice and comment period. The United States reserves the right to withdraw or withhold its consent to the Settlement Agreement if the public comments disclose facts or considerations which indicate that the Settlement Agreement is inappropriate, improper or inadequate.

            64. The Debtors shall request that this Settlement Agreement be approved by the Bankruptcy Court pursuant to the order confirming the Debtors' Plan of Reorganization.

            65. If for any reason (i) the Court by Final Order should decline to approve this Settlement Agreement, (ii) the Settlement Agreement is withdrawn by the United States as provided in paragraph 63, (iii) the Settlement Agreement is not approved by a Final Order, or (iv) the Chapter 11 Cases are dismissed or converted to cases under Chapter 7 of the Bankruptcy Code before the effective date of a Plan of Reorganization: (a) this Settlement Agreement shall be null and void and the parties shall not be bound hereunder or under any documents executed in connection herewith; (b) the parties shall have no liability to one another arising out of or in connection with this Settlement Agreement or under any documents executed in connection herewith; (c) the Federal Proofs of Claim shall not be deemed to be discharged and the Debtors may, unless the Chapter 11 Cases are dismissed or converted to cases under Chapter 7 of the Bankruptcy Code, file objections and/or file a motion for estimation of such claims (which the United States may oppose); (d) the New Jersey Proofs of Claim shall not be deemed to be discharged and the Debtors may, unless the Chapter 11 Cases are dismissed or converted to cases under Chapter 7 of the Bankruptcy Code, file objections and/or file a motion for estimation of such claims (which New Jersey may oppose); (e) this Settlement Agreement and any documents prepared in connection herewith shall have no residual or probative effect or value, and it shall be as if they had never been executed; and (f) this Settlement Agreement, any statements made in connection with settlement discussions, and any documents prepared in connection herewith may not be used as evidence in any litigation between the parties.

            66. The Debtors shall not propose any Plan of Reorganization or take any other action in the Chapter 11 Cases that is inconsistent with the terms and provisions of this Settlement Agreement. The United States and New Jersey reserve all of their rights to object to any Plan of Reorganization filed by the Debtors, except that the United States and New Jersey agree that they will not object to any provisions in the Plan of Reorganization that are consistent with this Settlement Agreement.

                         INTEGRATION AND COUNTERPARTS

            67. This Settlement Agreement and any other documents to be executed in connection herewith constitutes the sole and complete agreement of the parties hereto with respect to the matters addressed herein, and supersedes any prior understandings or oral or written agreements concerning the subject matters of this Settlement Agreement. Except as otherwise provided herein, it is understood and agreed that this Settlement Agreement does not supersede the NJ ACO. This Settlement Agreement may not be amended except by a writing signed by the party or parties sought to be bound thereunder.

            68. This Settlement Agreement may be executed in counterparts each of which shall constitute an original and all of which shall constitute one and the same agreement.

                           RETENTION OF JURISDICTION

            69. Except as provided below with respect to the NJ ACO and the LOC Trust Account, the United States Bankruptcy Court for the Southern District of New York shall retain exclusive jurisdiction of the subject matter of this Settlement Agreement and the parties hereto for the duration of the terms and provisions of this Settlement Agreement with respect to the (i) dischargeability of any claims referred to under this Agreement and (ii) any issues with respect to the Joint Financial Assurance Fund for the purpose of enabling any of the parties to apply to the Court, in accordance with the dispute resolution procedures set forth in paragraphs 28-36 for such further order, direction and relief as may be necessary or appropriate for the construction or interpretation of the foregoing matters under this Settlement Agreement or to effectuate or enforce compliance with its terms. The New Jersey Superior Court shall retain exclusive jurisdiction over any issues that may arise with respect to the NJ ACO and the LOC Trust Account. With the exception of the dischargeability of


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

claims referred to under this Settlement Agreement, this Settlement Agreement does not confer jurisdiction on the Bankruptcy Court for the Southern District of New York over the Debtors' obligation to remediate or otherwise address environmental violations at the Newfield site. Any dispute between the Debtors and New Jersey concerning the LOC Trust Fund, whether any Environmental Project is complete, whether a refund is to be made from the Joint Financial Assurance Fund or the LOC Trust Account, and the nature and extent of the Debtors' obligations under the NJ ACO, shall be resolved as provided in the NJ ACO. Nothing in this paragraph shall affect the dispute resolution procedures set forth in paragraphs 28-36, including the Bankruptcy Court's jurisdiction, pursuant to paragraph 34, to adjudicate any dispute between EPA and the Debtors as to whether a refund is to be made from the LOC Trust Account.

THE UNDERSIGNED PARTY ENTERS INTO THIS SETTLEMENT AGREEMENT
FOR THE STATE OF NEW JERSEY:

                            Peter Verniero
                            Attorney General of New Jersey
                            Attorney for New Jersey
                              Department of Environmental
                              Protection

                            By:/S/ KENNETH W. ELWELL
                               --------------------------------------
                                   Kenneth W. Elwell
                                   Deputy Attorney General

THE UNDERSIGNED PARTY ENTERS INTO THIS SETTLEMENT AGREEMENT
FOR THE DEBTORS:

                                 /S/ DAVID R. BERZ
                                 --------------------------------
                                 David R. Berz
                                 DB 4517
                                 A Member of the Firm
                                 Weil, Gotshal & Manges LLP
                                 Attorneys for Debtors in
                                   Possession
                                 767 Fifth Avenue
                                 New York, New York 10153
                                 (212) 310-8000


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

THE UNDERSIGNED PARTIES ON THE ATTACHED PAGES ENTER INTO THIS SETTLEMENT AGREEMENT FOR THE UNITED STATES OF AMERICA:

SO ORDERED this _____ day
of February, 1997

------------------------------
United States Bankruptcy Judge


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